EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Restricted Stock Unit Award Agreement dated April 17, 2007 between Silicon Graphics, Inc. and Robert Ewald of our report dated September 15, 2005, with respect to the consolidated financial statements and schedule of Silicon Graphics, Inc. as of June 24, 2005 and for each of the two fiscal years in the period ended June 24, 2005 included in its Annual Report (Form 10-K) for the year ended June 30, 2006, filed with the Securities and Exchange Commission.

/S/    ERNST & YOUNG LLP

ERNST & YOUNG LLP

San Jose, California

April 13, 2007